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                                                                    Exhibit (10)

                     1996 INCENTIVE COMPENSATION PLANS FOR
                    R. JAMES MACALEER AND MARVIN S. CADWELL
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The incentive compensation plans for Messrs. Macaleer and Caldwell for 1996 were not set forth in formal documents. The plans operate as follows:


If SMS achieves its earnings per share (EPS) goal for 1996, the Incentive

Compensation for 1996 will be based on the combined sales results (NPV) of all

SMS business units for software and processing services, less any existing ongoing processing revenues anticipated to be lost due to competitive losses and losses due to mergers, acquisitions, and bankruptcies, of an installed account,

as follows:


        If overall software sales and processing services attainment exceeds

        90% of the targeted amount, Messrs. Macaleer and Cadwell's bonuses shall be $80,000 and $160,000, respectively, multiplied by the actual software sales and processing services percentage attainment, up to but not exceeding a maximum of 110%.  If overall sales attainment is 90% or less than the targeted amount, then the actual bonuses will be $40,000 and $80,000, respectively.


If SMS misses its 1996 EPS goal by one cent per share, the calculated bonuses shall be reduced by 10%.  If the EPS goal is missed by two cents per share, the calculated bonuses shall be reduced by 30%.  If the EPS goal is missed by three cents per share, the calculated bonuses shall be reduced by 45%.  If the EPS goal is missed by four cents per share, the calculated bonuses shall be reduced by 60%.  If SMS misses its EPS goal by more than four cents per share, there will be no bonuses.